Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

WEBMD HEALTH CORP.

of

Up to 2,000,000 Shares of its Common Stock

at a Purchase Price of $55.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 15, 2016

UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

WebMD Health Corp., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 2,000,000 shares of its common stock, $.01 par value per share (the “common stock”), at a price of $55.00 per share without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, we will pay for shares properly tendered and not properly withdrawn in the tender offer, a price of $55.00 per share, less any applicable withholding taxes and without interest. Only shares properly tendered and not properly withdrawn will be purchased. Due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 2,000,000 shares pursuant to the Offer. See Section 1.

The Offer is subject to certain conditions. See Section 7.

The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “WBMD.” We announced our intention to make the Offer at a price per share of $55.00 before the market opened on November 14, 2016. On November 11, 2016, the last trading day before that announcement, the NASDAQ Official Closing Price per share of our common stock was $53.38. On November 15, 2016, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $53.83. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Several of our directors and executive officers, including Martin J. Wygod, the Chairman of our Board of Directors, have advised us that, as of November 16, 2016, they intend either to tender up to a specified amount of shares beneficially owned by them in the Offer or to sell such shares in the open market during the pendency of the Offer. See Section 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

November 16, 2016

IMPORTANT

If you desire to tender all or any portion of your shares, you should either (1)(a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal. If you are tendering shares under the WebMD 401(k) Savings Plan, you must validly follow the tender instructions provided by the trustee.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Information Agent or the Depositary.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase up to 2,000,000 shares of its common stock, par value $.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

The purchase price for the shares will be $55.00 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your account under the WebMD 401(k) Savings Plan, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the Offer is more than $55.00 per share, shares held under the plan will not be eligible to participate, and your tender of plan shares automatically will be withdrawn. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We will purchase up to 2,000,000 shares in the Offer (representing approximately 5.1% of our outstanding shares, including shares of unvested restricted stock), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 2,000,000 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 0.8 million shares, based on 39,181,219 shares of our common stock issued and outstanding as of November 10, 2016, including shares of unvested restricted stock), without extending the Offer, and could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 2,000,000 shares are tendered in the Offer at a price of $55.00 per share, the aggregate purchase price will be approximately $110 million. We expect that expenses for the Offer will be approximately $600,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments. As of November 10, 2016, we had approximately $1.065 billion in cash and investments. See Section 9. The Offer is not separately conditioned upon the receipt of financing.

How long do I have to tender my shares? Can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires.    The Offer will expire on Thursday, December 15, 2016, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 4:00 p.m.,

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New York City time, on Friday, December 9, 2016), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. Similarly, if you are a participant in the WebMD 401(k) Savings Plan, there will be an earlier deadline for accepting the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the trustee. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

On November 14, 2016, we announced our intention to commence a tender offer to purchase up to 2,000,000 shares of our common stock at a price per share of $55.00 to be funded from our cash and investments. As of November 10, 2016, we had approximately $1.065 billion in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer. The Offer represents an opportunity for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•

No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•

No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•

Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock (1) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (2) to be held of record by less than 300 persons.

•

No decrease of more than 20% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index, measured from the date of the Offer, shall have occurred.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition to our obligation to purchase shares pursuant to the Offer that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause the shares (1) to be held of record by less than 300 persons; or (2) to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on Thursday, December 15, 2016, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal. Please see the Special Instructions below if you wish to tender shares held in the WebMD 401(k) Savings Plan.

How do participants who hold shares in the WebMD 401(k) Savings Plan whose shares are held by the trustee participate in the Offer?

Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants from the agent or trustee of the plan. These instructions will require that a plan participant who wishes to tender shares held under the plan complete and execute a Direction Form provided with the separate instructions. The separate instructions will include instructions as to where to send the Direction Form. For administrative reasons, the deadline for submitting Direction Forms will be earlier than the expiration date of the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the trustee. See Section 3.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should note that the Offer will not extend the expiration date of your stock options. If you are a former employee of the Company, your options generally remain exercisable for 90 days following your termination; however, you should review your individual award agreement for the specific terms of your stock options. See Section 3.

What happens if more than 2,000,000 shares are tendered?

If the terms and conditions of the Offer have been satisfied or waived and more than 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn on or prior to the Expiration Time, we will purchase shares:

•

first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time (please note that this preference does not apply to shares held in the individual accounts in the WebMD 401(k) Savings Plan);

•	second, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•

third, only if necessary to permit us to purchase 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. Notwithstanding the foregoing, you will not be entitled to the odd lots preference with respect to shares tendered under the WebMD 401(k) Savings Plan. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Thursday, December 15, 2016, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. Please note, however, that if you elect to tender shares held in the WebMD 401(k) Savings Plan, you will have an earlier deadline for withdrawing shares you have previously tendered. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided by the trustee. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Tuesday, January 17, 2017. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee will receive separate instructions detailing how to withdraw tendered plan shares. These instructions will set an earlier deadline for withdrawing plan shares for administrative reasons.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. Several of our directors and executive officers, including Martin J. Wygod, the Chairman of our Board of Directors, have advised us that, as of November 16, 2016, they intend either to tender up to a specified amount of shares beneficially owned by them in the Offer or to sell such shares in the open market during the pendency of the Offer. See Section 2 and Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

We announced our intention to make the Offer at a price per share of $55.00 before the market opened on November 14, 2016. On November 11, 2016, the last trading day before that announcement, the NASDAQ Official Closing Price per share of our common stock was $53.38. On November 15, 2016, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $53.83. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.

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Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee will not incur any additional brokerage commissions. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Special tax consequences may apply with respect to shares tendered through the WebMD 401(k) Savings Plan. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. The Offer to Purchase will be sent to participants in the WebMD 401(k) Savings Plan for informational purposes only. If a plan participant has any questions relating to the Offer or the number of shares held in his or her plan account, the participant should contact the party set forth in the separate letter sent to plan participants from the trustee.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. The following important risks and uncertainties could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	failure to achieve sufficient levels of usage of the Websites and mobile applications in The WebMD Health Network or of our WebMD Health Services platform and related services;

•

the inability to successfully deploy new or updated applications or services for The WebMD Health Network and our WebMD Health Services platform or, if deployed, the failure to create new or enhanced revenue streams from those applications or services;

•	failure to attract sufficient consumers and healthcare professionals to our Websites and mobile applications, including as a result of existing and new competitors for those audiences;

•	competition for advertisers and sponsors for our Websites and mobile applications and for employer and health insurer clients of our WebMD Health Services platform;

•

reductions in promotional and educational spending by pharmaceutical and biotechnology companies, whether resulting from the number and timing of regulatory approvals of new products or indications, from the number and timing of regulatory approvals of generic products that compete with existing brand name products or from other factors affecting the relevant markets;

•	failure to preserve and enhance the “WebMD” and “Medscape” brands and our other brands;

•

the inability to provide health coaching and condition management services that meet the needs of clients and potential clients of our WebMD Health Services platform or the failure to do so with sufficient efficiency to make those services profitable for us;

•	the inability to attract and retain qualified personnel;

•	adverse economic conditions and disruptions in the capital markets;

•	adverse changes in general business or regulatory conditions affecting the healthcare, information technology and Internet industries; and

•

the other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2015, including the risk factors contained in Item 1A thereof, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, including the risk factors contained in Part II, Item 1A thereof.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $.01 par value per share (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 2,000,000 shares of our common stock at a price of $55.00 per share, without interest.

The Offer will expire at 5:00 p.m., New York City time, on Thursday, December 15, 2016, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

We expressly reserve the right to purchase more than 2,000,000 shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee will not incur any additional brokerage commissions.

Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Several of our directors and executive officers, including Martin J. Wygod, the Chairman of our Board of Directors, have advised us that, as of November 16, 2016, they intend either to tender up to a specified amount of shares beneficially owned by them in the Offer or to sell such shares in the open market during the pendency of the Offer. See Section 11.

Additionally, after the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

The above information regarding potential tenders or sales by our directors and executive officers represents the Company’s understanding of their current intent. The number of shares, if any, to be sold or tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion. Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering stockholders.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Innisfree M&A Incorporated, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 16.

As of November 10, 2016, there were 39,181,219 shares of our common stock issued and outstanding (including unvested shares of our common stock subject to vesting requirements based on continued employment by WebMD (which we refer to herein as “WebMD Restricted Stock”)). The 2,000,000 shares that we are offering to purchase in the Offer represent approximately 5.1% of the total number of outstanding shares of our common stock as of November 10, 2016 (including unvested shares of WebMD Restricted Stock). The shares are listed and traded on NASDAQ under the symbol “WBMD.” We announced our intention to make the Offer at a price per share of $55.00 before the market opened on November 14, 2016. On November 11, 2016, the last trading day before that announcement, the NASDAQ Official Closing Price per share of our common stock was $53.38. On November 15, 2016, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $53.83. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1.    Number of Shares; Proration

General.    Upon the terms and subject to the conditions of the Offer, we will purchase 2,000,000 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price of $55.00 per share, without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on Thursday, December 15, 2016, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 0.8 million shares, based on 39,181,219 shares of our common stock issued and outstanding as of November 10, 2016, including unvested shares of WebMD Restricted Stock) without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	change the price to be paid for shares from $55.00 per share;

•

increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (approximately 0.8 million shares, based on 39,181,219 shares of our common stock issued and outstanding as of November 10, 2016); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is subject to certain conditions. See Section 7.

Shares properly tendered under the Offer and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the “odd lot,” proration, and conditional tender provisions. All shares tendered and not purchased under the Offer, including shares not purchased because of proration or conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 2,000,000, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

—	tenders all shares owned beneficially of record by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

—	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•

Third, if necessary to permit us to purchase 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots.    The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. The odd lots preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. The odd lots preference also is not available to shares tendered under the WebMD 401(k) Savings Plan. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.    If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your account under this plan, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the tender offer is more than $55.00 per share, shares held under the plan will not be eligible to participate, and your tender of plan shares automatically will be withdrawn.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.    On November 14, 2016, we announced our intention to commence a tender offer to purchase up to 2,000,000 shares at a price per share of $55.00 to be funded primarily with cash and investments. On November 16, 2016, we commenced the Offer. As of November 10, 2016, we had approximately $1.065 billion in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares of our common stock in the Offer represents a prudent use of the funds required for the Offer.

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our business profile, assets and recent market prices for our common stock. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction in the amount of our cash and investments as described in Section 9. Our Board of Directors believes that investing in our shares at this time is a prudent use of our financial resources. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.”

The Offer represents an opportunity for us to return capital to our stockholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, stockholders who do not participate in the

Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, the Offer provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NASDAQ transactions.

Neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury stock and would, if returned to the status of authorized but unissued stock, be available for us to issue without further stockholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs, stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

We have substantial accumulated net operating loss (“NOL”) carryforwards, and tax credits available to offset taxable income in future periods. In November 2008, HLTH Corporation (“HLTH”), which merged with the Company in 2009, repurchased shares of its common stock in a tender offer. The tender offer resulted in a cumulative change of more than 50% of the ownership of HLTH’s capital, as determined under rules prescribed by Section 382 of the Code and applicable Treasury regulations. As a result of this ownership change, there is an annual limitation imposed on the amount of the NOL carryforwards and federal tax credits existing at the time of the ownership change that we may use to offset income in each tax year following the ownership change.

Completion of the Offer may increase the possibility of another ownership change and corresponding annual limitation, which could decrease the existing annual limitation and would apply to all NOL carryforwards and tax credits generated prior to this potential new ownership change.

Other Plans.    Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including repurchases of our shares in the open market, through block trades or in private transactions, and strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.    Procedures for Tendering Shares

Valid Tender.    For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or

(ii)  the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline. Participants in the WebMD 401(k) Savings Plan whose shares are held by the trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan shares, plan participants must follow the separate instructions that will be provided by the agent or trustee of the plan. These instructions will require a plan participant to complete and execute a Direction Form provided with the separate instructions in order to tender shares held in plan accounts. The separate instructions will specify instructions as to where to send the Direction Form and the deadline for submitting the Direction Form to the trustee. For administrative reasons, the deadline for submitting Direction Forms under the WebMD 401(k) Savings Plan will be earlier than the expiration date of the Offer. WebMD 401(k) Savings Plan participants should confirm their deadlines by carefully reading the materials provided to them by the trustee.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Treatment of Physical Certificates for Shares of HLTH Common Stock.    We merged with HLTH in 2009. Holders of a stock certificate or stock certificates for shares of common stock of HLTH or one of its predecessor companies can use the Letter of Transmittal to submit the certificate(s) to the Depositary and the Depositary will exchange the certificate(s) into shares of the Company’s common stock pursuant to the merger and receive the tender of all or a portion of the resulting shares of the Company’s common stock, which will then be treated in the same manner as other shares of the Company’s common stock tendered into the Offer.

Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which NASDAQ is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax.    Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the Offer must be withheld and remitted to the Internal Revenue Service, or IRS, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary or other payor and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary or other payor is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to these backup withholding tax rules. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, attesting to that stockholder’s non-U.S. status. The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. See Instruction 9 of the Letter of Transmittal. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular U.S. federal withholding tax on gross proceeds payable to such holder. See Withholding for Non-U.S. Holders below and Section 14.

Stockholders are urged to consult their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

For a discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Withholding For Non-U.S. Holders.    A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary has advised WebMD that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). The applicable form can be obtained from the Depositary at the address and telephone number set forth in the back cover page of this Offer to Purchase. A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary’s Shareholder Services Department at 1-800-937-5449. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.    Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on Tuesday, January 17, 2017, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

For shares held through the WebMD 401(k) Savings Plan, please refer to the special instructions that are being sent to plan participants for information about withdrawal rights and the earlier deadline to submit withdrawal instructions.

5.    Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for (and thereby purchase) up to 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.

If you are a participant in the WebMD 401(k) Savings Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, if you elect to tender shares held in your account under that plan, and the NASDAQ Official Closing Price per share of the common stock on or about the expiration date of the tender offer is more than $55.00 per share, shares held under the plan will not be eligible to participate, and your tender of plan shares automatically will be withdrawn.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a Non-U.S. Holder (as defined in Section 14), an IRS Form W-8BEN or W-8BEN-E (or other applicable or suitable substitute forms), may be subject to required U.S. federal backup withholding tax of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. A Non-U.S. Holder that submits a properly completed IRS Form W-8BEN or W-8BEN-E may still be subject to the regular U.S. federal withholding tax on the gross proceeds payable to such holder. See Section 3 and Section 14.

6.    Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of shares under the WebMD 401(k) Savings Plan.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 2,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.    Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after November 16, 2016 and prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred:

—	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

—

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

—	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

—	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

—	a decrease of more than 20% in the market price for the shares, the Dow Jones Industrial Average, the NASDAQ Composite Index or the S&P 500 Composite Index since the date of the Offer;

•

any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

—

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

—	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

—	seeks to require us to repurchase or redeem any of our outstanding securities other than the common stock;

—

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

—	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

—	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

—

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

—	cause the shares to be held of record by less than 300 persons; or

—	cause the shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.    Price Range of Shares; Dividends

The shares are traded on the NASDAQ Global Select Market under the symbol “WBMD.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources.

	High	Low
Year Ended December 31, 2014:
First Quarter	$51.41	$38.54
Second Quarter	$49.99	$37.43
Third Quarter	$53.30	$41.27
Fourth Quarter	$43.59	$34.48
Year Ended December 31, 2015:
First Quarter	$44.94	$37.62
Second Quarter	$48.91	$41.53
Third Quarter	$46.28	$37.57
Fourth Quarter	$49.88	$39.67
Year Ending December 31, 2016:
First Quarter	$63.14	$45.46
Second Quarter	$67.55	$56.41
Third Quarter	$62.45	$48.18
Fourth Quarter (through November 15, 2016)	$54.99	$48.26

We announced our intention to make the Offer at a price per share of $55.00 before the market opened on November 14, 2016. On November 11, 2016, the last trading day before that announcement, the NASDAQ Official Closing Price per share of our common stock was $53.38. On November 15, 2016, the last full trading day before commencement of the Offer, the NASDAQ Official Closing Price per share of our common stock was $53.83. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends.    We have never declared or paid any cash dividends on WebMD common stock, and we do not anticipate paying cash dividends in the foreseeable future.

9.    Source and Amount of Funds

Assuming that 2,000,000 shares are purchased in the Offer at a price of $55.00 per share, the aggregate purchase price will be approximately $110 million. We expect that expenses for the Offer will be approximately $600,000.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments. As of November 10, 2016, we had approximately $1.065 billion in cash and investments. The Offer is not conditioned upon the receipt of financing. See Section 7 and Section 10.

10.    Certain Information Concerning the Company

Our Business. We generate revenue from the advertising and sponsorship services of The WebMD Health Network and related operations, from the services we market to employers and health plans under the WebMD Health Services brand and from certain information services, each of which is described below.

Advertising and Sponsorship. The WebMD Health Network includes: www.WebMD.com, our primary public portal for consumers and related mobile-optimized sites and mobile apps; www.Medscape.com, our primary public portal for physicians and other healthcare professionals and related mobile services; and other sites and apps through which we provide our branded health and wellness content, tools and services. Our services for consumers enable them to obtain information on health and wellness topics or on a particular disease or condition, to assess their personal health status, to use online trackers, tools and quizzes, to locate physicians, to receive periodic e-mailed newsletters and alerts on topics of individual interest, and to participate in online communities with peers and experts. Our services for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (which we refer to as CME) credit and communicate with peers. We do not charge any usage, membership or download fees for access to our public portals or mobile platforms. We generate revenue from our public portals and mobile platforms primarily through the sale of various types of advertising and sponsorship programs to our clients, which include: pharmaceutical, biotechnology and medical device companies; hospitals, clinics and other healthcare services companies; health insurance providers; consumer products companies whose products or services relate to health, wellness, diet, fitness, lifestyle, safety and illness prevention; and various other businesses, organizations and governmental entities. Advertisers and sponsors use our services to reach, educate and inform target audiences of consumers, physicians and other healthcare professionals. We also generate revenue from advertising sold in WebMD Magazine, a consumer magazine distributed to physician office waiting rooms.

Health Services. We market services under the WebMD Health Services brand that help employers and health plans improve the health of their employee and plan participant populations and, as a result, manage their healthcare costs. We host our WebMD Health Services platform for private and public sector employers and health plans and our cloud-based online services can be accessed by their employees and plan participants using a computer, a tablet or a smartphone. The WebMD Health Services platform provides an online personal health record application and personalized content, tools and other resources relevant to the specific individual’s eligibility, coverage and wellness profile, including decision-support applications that help users make informed decisions about health risks, lifestyle choices, healthcare providers, treatment options, and healthcare benefits options. Our flexible architecture allows us to integrate with the client’s existing programs, Websites and intranets for their employees and plan participants. We also offer clients the ability to design team-based and individual wellness challenges that help foster a culture of wellness in the workplace. In addition, we offer telephonic, online and onsite health coaching and targeted condition management programs that help employees and plan participants make healthier lifestyle choices to achieve their health and wellness goals. We generate revenue from subscriptions to our WebMD Health Services platform by employers and health plans, either directly or through distributors. In addition, we offer our health coaching services and our condition management programs on a per participant basis.

Information Services. We generate revenue from the sale of certain information products and services on a stand-alone basis using de-identified data that we license from a small number of third party data sources, of which the principal source is a license retained by HLTH Corporation (“HLTH”), our former parent company, in connection with the sale of its Emdeon Business Services (“EBS”) business. As the successor to HLTH, we received this license which provides us the rights to certain de-identified data from the operation of the EBS business (which is now known as Change Healthcare) through early February 2018 for use in the development and commercialization of various information products and services. Customers include data services, informatics and consulting companies. We do not expect that the current license agreement with Change Healthcare will continue after February 2018, and expect that if such agreement is renewed or is replaced with new third party data sources, the terms of any such renewal or replacement license would not be as favorable to us as those in the current agreement. Change Healthcare is in the process of merging with McKesson Corporation and, as a result, discussions around extending our agreement with Change Healthcare have stalled. We are exploring other sources of third-party data and uses of our first party data to generate additional revenue streams, but we are early in that process. Accordingly, we cannot provide any assurance that the sales of, or the profits generated by, our stand-alone information products would not be materially adversely affected by the expiration, in early February 2018, of our license agreement with Change Healthcare. This will not impact our 2016 or 2017 revenue or earnings, but would have an impact in 2018.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.wbmd.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of November 16, 2016 is attached to this Offer to Purchase as Schedule I.

As of November 10, 2016, there were 39,181,219 shares of our common stock issued and outstanding, including unvested shares of WebMD Restricted Stock. The 2,000,000 shares we are offering to purchase under the Offer represent approximately 5.1% of the total number of outstanding shares as of November 10, 2016 (including unvested shares of WebMD Restricted Stock).

As of November 10, 2016, our directors and executive officers as a group (13 persons) owned an aggregate of 2,378,450 shares (which includes shares of WebMD common stock underlying options that are vested or are scheduled to vest on or prior to December 15, 2016 and shares of WebMD Restricted Stock that are scheduled to vest prior to that date), representing approximately 5.9% of the total number of outstanding shares (which also includes such outstanding WebMD Restricted Stock and shares underlying options held by the directors and executive officers). Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders.

Martin J. Wygod, the Chairman of the Board, has advised us that he currently intends to pursue an integrated plan that may include his participation in the Offer pursuant to which he would sell a number of shares beneficially owned by him (i) in the Offer, (ii) in the open market during the pendency of, or after but in connection with, the Offer or (iii) a combination thereof, to the extent required to reduce his beneficial stock ownership in us so as to qualify for a safe harbor for capital gains tax treatment. It is Mr. Wygod’s current intention to sell up to approximately 200,000 shares in connection with such integrated plan and to exercise a sufficient number of stock options as part of such integrated plan to meet that plan objective. In addition, Mr. Wygod may make charitable contributions of shares as part of such integrated plan. The number of shares to be sold or otherwise disposed of, if any, will be determined by Mr. Wygod in his sole discretion based upon then prevailing market conditions.

The following directors and executive officers of the Company have advised us that, as of November 16, 2016, they intend either to tender in the Offer or to sell in the open market during the pendency of the Offer up to the respective maximum numbers of shares indicated: Mark J. Adler, M.D., a member of our Board of Directors, up to 8,000 shares; Neil F. Dimick, a member of our Board of Directors, up to 20,000 shares; Michael B. Glick, Executive Vice President and Co-General Counsel, up to 25,000 shares; Jerome C. Keller, a member of our Board of Directors, up to 15,000 shares; James V. Manning, a member of our Board of Directors, up to 42,000 shares; Joseph E. Smith, a member of our Board of Directors, up to 47,000 shares; Stanley S. Trotman, Jr., a member of our Board of Directors, up to 16,000 shares; Kristiina Vuori, M.D., a member of our Board of Directors, up to 1,500 shares; and Douglas W. Wamsley, Executive Vice President, Co-General Counsel and Secretary, up to 32,000 shares. However, the number, if any, of shares to be sold by such directors and executive officers will be determined in their sole discretion. Our other directors and executive officers do not, as of November 16, 2016, intend to tender shares in the Offer or sell shares in the open market during the pendency of the Offer.

Additionally, after the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

The above information regarding potential tenders or sales by our directors and executive officers represents the Company’s understanding of their current intent. The number of shares, if any, to be sold or tendered by each of our directors and executive officers will be determined by the individual in his or her sole discretion. Directors and executive officers of the Company who choose to tender shares in the Offer will be treated by the Company in the same manner as all other tendering stockholders.

Security Ownership by Principal Stockholders and Management

The following table sets forth information with respect to the beneficial ownership of WebMD Common Stock, as of November 10, 2016 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of the outstanding shares of WebMD Common Stock, by each of our directors, by each of our executive officers, and by all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Common Stock(2)		Other(3)	Total Shares	Percent of Outstanding(3)
Kensico Capital Management Corporation, Michael B. Lowenstein and Thomas J. Coleman(4) 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	5,104,600		—	5,104,600	13.0%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,521,131		—	2,521,131	6.4%
Blackrock, Inc.(6) 55 East 52nd Street New York, NY 10055	2,049,233		—	2,049,233	5.2%
Mark J. Adler, M.D.	5,273		84,537	89,810	*
Blake DeSimone	29,613	(7)	13,750	43,363	*
Neil F. Dimick	16,545		116,776	133,321	*
Michael B. Glick	53,342	(8)	120,000	173,342	*
Jerome C. Keller	17,362	(9)	85,800	103,162	*
James V. Manning	128,259		83,525	211,784	*
William J. Marino	2,909		16,500	19,409	*
Joseph E. Smith	42,946		94,952	137,898	*
Stanley S. Trotman, Jr.	28,649	(10)	79,200	107,849	*
Kristiina Vuori, M.D.	2,423		16,500	18,923	*
Douglas W. Wamsley	52,248	(11)	150,000	202,248	*
Martin J. Wygod	967,399	(12)	208,333	1,175,732	3.0%
Steven Zatz, M.D.	145,760	(13)	340,000	485,760	1.2%
All executive officers and directors as a group (13 persons)	1,492,728		1,409,873	2,902,601	7.2%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Health Corp., 395 Hudson Street, New York, NY 10014.

(2)	The amounts set forth in this column for “All executive officers and directors as a group” includes a total of 766 shares of WebMD Common Stock held for the accounts of Messrs. Glick, Keller, Wamsley and Wygod and Dr. Zatz in the 401(k) Plan (which we refer to in this table as 401(k) Plan Shares), all of which are vested in accordance with terms of the 401(k) Plan. Those individuals have the right to direct the voting and disposition of their respective 401(k) Plan Shares. Amounts for 401(k) Plan Share holdings are provided in the footnotes applicable to individual beneficial ownership below.

Certain of the individuals listed in this table are beneficial owners of shares of unvested WebMD Restricted Stock in the respective amounts stated in the footnotes below. Holders of shares of restricted WebMD Common Stock issued under the 2005 Plan (which we refer to as WebMD Restricted Stock) have voting power, but not dispositive power, with respect to unvested shares of WebMD Restricted Stock.

(3)

Beneficial ownership is determined under the rules and regulations of the SEC, which provide that shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, we have set forth, in the column entitled “Other” with respect to each director and executive officer for whom an amount in that column is listed, the number of shares of WebMD Common Stock that such person has the right to acquire pursuant to options that are currently exercisable or that will be exercisable within 60 days of November 10, 2016. We have calculated the percentages set forth in the column entitled “Percent of Outstanding” based on the number of shares outstanding as of November 10, 2016 (which was 39,181,219, including all outstanding unvested shares of WebMD Restricted Stock) plus, for each listed person or group, the number of additional shares deemed outstanding, as set forth in the column entitled “Other.”

(4)	The information shown is as of December 31, 2015 and is based upon disclosures by Kensico Capital Management Corporation, Michael B. Lowenstein and Thomas J. Coleman in a Schedule 13G amendment filed with the SEC on February 16, 2016, which indicated that they have shared power to vote and shared power to dispose of or to direct the disposition of shares included in the amount shown. This excludes 3,300 shares of WebMD Common Stock that Mr. Coleman has the right to acquire pursuant to options that are currently exercisable.

(5)	The information shown is as of December 31, 2015 and is based upon disclosures by The Vanguard Group, Inc. in a Schedule 13G amendment filed with the SEC on February 11, 2016, in which it reported: sole power to vote or direct to vote of 82,552 shares; sole power to dispose of or to direct the disposition of 2,438,231 shares; shared power to vote or direct to vote of 2,300 shares; and shared power to dispose or to direct the disposition of: 82,900 shares.

(6)	The information shown is as of December 31, 2015 and is based upon disclosures by Blackrock, Inc. in a Schedule 13G amendment filed with the SEC on February 10, 2016 reporting that it had sole power to vote and sole power to dispose of or to direct the disposition of the shares.

(7)	Includes: 2,363 shares held by Mr. DeSimone; and 27,250 unvested shares of WebMD Restricted Stock.

(8)	Includes: 11,959 shares held by Mr. Glick; 383 401(k) Plan Shares; and 41,000 unvested shares of WebMD Restricted Stock.

(9)	Includes: 17,293 shares held by Mr. Keller; and 69 401(k) Plan Shares.

(10)	Includes: 27,714 shares held by Mr. Trotman; and 935 shares held by The Stanley S. Trotman, Jr. Trust, of which Mr. Trotman is a trustee.

(11)	Includes: 11,143 shares held by Mr. Wamsley; 105 401(k) Plan Shares; and 41,000 unvested shares of WebMD Restricted Stock.

(12)	Includes: 49,565 shares held by Mr. Wygod; 105 401(k) Plan Shares; 143,334 shares of unvested WebMD Restricted Stock; 772,173 shares held by The Wygod Family Revocable Living Trust, of which Mr. Wygod is a trustee and shares voting and dispositive power; and 2,222 shares held by Mr. Wygod’s spouse.

(13)	Includes: 33,156 shares held by Dr. Zatz; 104 401(k) Plan Shares; and 112,500 unvested shares of WebMD Restricted Stock.

Equity Incentive Plan

Our Amended and Restated 2005 Long-Term Incentive Plan (which we refer to as the 2005 Plan) is the only equity compensation plan under which grants of stock-based awards may currently be made. The 2005 Plan is an omnibus plan which permits the grant of various equity-based awards, including nonqualified or incentive stock options, stock appreciation rights, restricted stock, performance shares, dividend equivalents, other stock-based awards and other rights or interests relating to our common stock. Under the 2005 Plan we may issue up to 24,975,000 shares of our common stock to our employees, officers, directors and consultants.

The Compensation Committee of our Board of Directors administers the 2005 Plan. As of November 10, 2016, there were approximately 6,900,000 stock options, approximately 950,000 unvested shares of WebMD Restricted Stock and approximately 7,000 unvested Restricted Stock Units outstanding under the 2005 Plan and approximately 610,000 shares of our common stock remained available for issuance under the 2005 Plan.

The 2005 Plan provided for an automatic grant on January 1 of each year from 2006 until 2015 of options to purchase 13,200 shares of our common stock to each of our non-employee directors. These options had an exercise price equal to the fair market value of our common stock on the last trading date of the prior year and vested as to 25% of the underlying shares on each of the first through fourth anniversaries of the date of grant (full vesting on the fourth anniversary of the date of grant). These options will expire ten years after the date of grant (unless previously exercised) or earlier in the event the optionee ceases to serve as a director. After the provisions of the 2005 Plan providing for automatic annual grants expired, the Compensation Committee has approved discretionary grants of options to purchase 13,200 shares of our common stock on each of January 1, 2016 and January 1, 2017 to each person then serving as a non-employee director. As more fully discussed below, we also issue shares to satisfy our Board and standing committee retainers.

Under the 2005 Plan, outstanding unvested options held by non-employee directors vest and become fully exercisable: (a) upon the non-employee director’s death or termination of service as a result of disability; and (b) upon a “Change in Control” of the Company. Those options, and any others that had previously vested, will then continue to be exercisable or lapse in accordance with the other provisions of the 2005 Plan and the award agreement. For purposes of the 2005 Plan, a Change in Control generally includes (i) a change in the majority of the Board of Directors of the Company without the consent of the incumbent directors, (ii) any person or entity becoming the beneficial owner of 50% or more of the voting shares of the Company, (iii) consummation of a reorganization, merger or similar transaction unless (A) WebMD’s stockholders immediately prior to such consummation continue to represent more than 50% of the voting power immediately following such consummation, (B) the incumbent directors of WebMD continue to constitute a majority of the Board and (C) no person (subject to certain exceptions) owns 25% or more of the voting power following such consummation, and (iv) consummation of a sale of all or substantially all of the Company’s assets.

We also maintain several other equity plans and agreements pursuant to which stock options are outstanding. Such plans, and the awards granted thereunder, have substantially the same terms as the 2005 Plan. As of November 10, 2016, a total of approximately 125,000 stock options were outstanding under our other equity plans.

Annual Retainers For Non-Employee Directors

Each of our non-employee directors receives an annual retainer with a value of $40,000, paid in shares of our common stock that are not subject to any vesting requirements.

The members of our Audit Committee each receive $20,000 as an annual retainer for service on such committee, the members of the Compensation Committee each receive $12,500 as an annual retainer for service on such committee and the members of the Nominating & Governance Committee each receive $10,000 as annual retainers for service on such committees. In addition, the chairperson of our Audit Committee receives $12,000 as an annual retainer, the chairperson of the Compensation Committee receives $4,000 as an annual retainer, and the chairperson of the Nominating & Governance Committee receives $3,000 as an annual retainer. Our non-employee directors do not receive per meeting fees for service on the Board or any of its standing committees, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All standing committee fees are paid in shares of our common stock that are not subject to any vesting requirements.

For information on the number of shares issued to each of our non-employee directors on November 15, 2016 as annual retainers for their Board and Board Committee service, see “— Recent Securities Transactions” below.

Recent Securities Transactions

Based on our records and to the best of our knowledge, except as set forth below, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries:

Date of Transaction	Identity of Person	Number of Shares	Price per Share	Nature of Transaction
11/15/16	Mark J. Adler, M.D.	1,049	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	Neil F. Dimick	1,356	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	Jerome C. Keller	928	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	James V. Manning	1,337	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	William J. Marino	1,114	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	Joseph E. Smith	975	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	Stanley S. Trotman, Jr.	975	n/a	Retainer for non-employee director service on Board and its Committees
11/15/16	Kristiina Vuori, M.D.	928	n/a	Retainer for non-employee director service on Board and its Committees

11/2/16	Steven L. Zatz	150,000	n/a	Stock option grant.

11/2/16	Steven L. Zatz	30,000	n/a	Restricted stock grant.

11/2/16	Steven L. Zatz	30,000	n/a	Performance-based restricted stock grant.

11/2/16	Blake DeSimone	80,000	n/a	Stock option grant.

11/2/16	Blake DeSimone	16,000	n/a	Restricted stock grant.

11/2/16	Michael B. Glick	75,000	n/a	Stock option grant.

11/2/16	Michael B. Glick	15,000	n/a	Restricted stock grant.

11/2/16	Douglas Wamsley	75,000	n/a	Stock option grant.

11/2/16	Douglas Wamsley	15,000	n/a	Restricted stock grant.

11/2/16	Martin J. Wygod	100,000	n/a	Stock option grant.

11/2/16	Martin J. Wygod	25,000	n/a	Restricted stock grant.

11/2/16	Martin J. Wygod	25,000	n/a	Performance-based restricted stock grant.

All of the transactions listed in the above table were issuances, under the 2005 Plan, of options or shares by the Company as compensation for the respective directors and executive officers listed. The exercise price for all of the options granted to the executive officers was $49.00 per share, the closing price on November 2, 2016, the date of grant. That was also the closing price on the date of grant for all of the shares of restricted stock. For the grants of both the restricted stock and options, one-third of the amount granted is scheduled to vest on each of the second, third and fourth anniversaries of the date of grant, except: (a) the grants made to Mr. DeSimone, which are scheduled to vest in equal annual installments of 25% commencing on the first anniversary of the date of grant; and (b) the performance-based restricted stock, which is scheduled to vest on December 31, 2019, subject to satisfaction of the applicable performance criteria. The closing price on November 15, 2016, the date that shares were issued to the non-employee directors for their annual retainers, was $53.83 per share; the number of shares issued to the non-employee directors was determined by dividing their respective annual retainers (determined as described under “— Annual Retainers for Non-Employee Directors” above) by that closing price.

In addition, pursuant to stock repurchase program, on September 19, 2016, October 3, 2016, October 4, 2016, and October 5, 2016, the Company purchased a combined total of 90,136 shares of the Company’s common stock at a weighted average price of $48.69 per share through open market transactions.

During the past 60 days, the Company withheld a total of 5,921 shares of its common stock (based on a weighted average share price of $51.07) in order to satisfy minimum tax withholding requirements resulting from the vesting of WebMD Restricted Stock for employees of the Company other than the executive officers. In addition, the Company granted an aggregate of 252,000 shares of restricted stock and options to purchase 1,188,000 shares of common stock (with a weighted average exercise price of $49.03 per share), during that period, to employees other than executive officers.

12.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of equivalent volumes of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ or to be held of record by less than 300 persons. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The completion of the Offer may require anti-dilution adjustments pursuant to the terms of the 2.625% Convertible Notes, the 2.50% Convertible Notes, and the 1.50% Convertible Notes issued by the Company, as a result of which such securities may become convertible into a larger number of shares than was the case prior to the completion of the Offer. The size of the adjustment, if any, will depend on the number of shares purchased in the Offer, the purchase price in the Offer and the average closing sale prices for shares of WebMD common stock for a ten consecutive trading day period starting on the first trading day subsequent to the Expiration Time.

13.    Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.    Material U.S. Federal Income Tax Consequences

General.    The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, the Medicare tax on net investment income, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The Offer will have no U.S. federal income tax consequences to stockholders that do not tender any shares in the Offer.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test and the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a stockholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 20%). A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment.    If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder’s shares in an amount equal to the cash received by such U.S. Holder pursuant to the Offer. The distribution would be treated as a dividend to the extent of such U.S. Holder’s pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder’s adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder’s remaining shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 20% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder’s adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Based on our estimates, we expect to have current earnings and profits at the time of the repurchase. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

Withholding for Non-U.S. Holders.    See Section 3 and the discussion below under “Distribution Treatment” with respect to the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders pursuant to the Offer.

Sale or Exchange Treatment.    Gain recognized by a Non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “U.S. Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if WebMD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the Offer. WebMD does not believe that it has been a United States real property holding corporation at any time during the last five years.

Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of shares will be determined in the manner described above under “U.S. Federal Income Tax Treatment of U.S. Holders.”

If a Non-U.S. Holder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before any payment is made, the Depositary has advised WebMD that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

To obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Tax Considerations for Participants in the WebMD 401(k) Savings Plan

Special tax consequences may apply with respect to shares tendered through the WebMD 401(k) Savings Plan. Please refer to the letter that will be sent to plan participants from the trustee for a discussion of the tax consequences applicable to shares held pursuant to the plan.

Backup Withholding

See Section 3 with respect to the application of the U.S. federal backup withholding tax.

15.    Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.    Fees and Expenses

We have retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

17.    Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

November 16, 2016

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF WEBMD HEALTH CORP.

The following table sets forth the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of WebMD. The business address of each director and executive officer is c/o WebMD Health Corp., 395 Hudson Street, New York, New York 10014. Each director and executive officer of WebMD is a United States citizen.

Mark J. Adler, M.D. has been a member of WebMD’s Board of Directors since September 2005. From September 2000 until completion of WebMD’s merger with HLTH Corporation (which we refer to as HLTH), the former parent company of WebMD, in October 2009 (which we refer to as the Merger), Dr. Adler was a member of HLTH’s Board of Directors. Since 2014, Dr. Adler has also served as Strategic Advisor to, and as a member of the Scientific Advisory Board of, Biological Dynamics, Inc., a privately held biotechnology company, and is currently the Chairman of that Scientific Advisor Board. He is also currently a director of the San Diego Cancer Research Institute. From February 2011 until February 2014, Dr. Adler served as Director of Strategic Development for UC San Diego Oncology. Dr. Adler, an oncologist, was a co-founder of the San Diego Cancer Center and served for over 10 years as its Chief Executive Officer until February 2011. Until April 2006, Dr. Adler had served, for more than five years, as the Chief Executive Officer of the combined internal medicine and oncology group of Medical Group of North County in San Diego, California.

Blake DeSimone has been WebMD’s Chief Financial Officer since September 26, 2016. Prior to that, Mr. DeSimone served as Senior Vice President — Finance of WebMD from the time that he joined WebMD in June 2015. In that role, he was responsible for the Company’s SEC and financial reporting, financial planning and analysis, and treasury management. Prior to joining WebMD, Mr. DeSimone served as Chief Financial Officer of D+M Holdings, a global consumer electronics company, from 2010 to June 2015. From 2007 to 2010, he was President and Chief Financial Officer of Advogent Group, Inc., a services company providing sales and marketing support to the healthcare industry. Prior to that, he served in executive roles at Cardinal Health and Boron Lepore & Associates, Inc. Mr. DeSimone is a Certified Public Accountant and started his career in Arthur Andersen’s Assurance Practice.

Neil F. Dimick has been a member of WebMD’s Board of Directors since September 2005. From December 2002 until completion of the Merger in October 2009, Mr. Dimick was a member of HLTH’s Board of Directors. Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002, and as Senior Executive Vice President and Chief Financial Officer and as a director of Bergen Brunswig Corporation, a wholesale distributor of pharmaceuticals, for more than five years prior to its merger in 2001 with AmeriSource Health Corporation to form AmerisourceBergen. He also serves as a member of the boards of directors of the following companies: Alliance Imaging Inc., a provider of outsourced diagnostic imaging services to hospitals and other healthcare companies; Global Resources Professionals, an international professional services firm that provides outsourced services to companies on a project basis; Mylan Laboratories, Inc., a pharmaceutical manufacturer. Mr. Dimick previously served as a member of the board of directors of Thoratec Corporation, a developer of products to treat cardiovascular disease, for more than five years prior its acquisition by St. Jude Medical, Inc. in October 2015.

Michael B. Glick became Executive Vice President and Co-General Counsel of WebMD in May 2012. He served as Senior Vice President and Assistant General Counsel of WebMD from 2007 until May 2012 and, before that, had served as Senior Vice President and Assistant General Counsel of HLTH and its predecessors for more than five years.

Jerome C. Keller has been a member of WebMD’s Board of Directors since September 2005. From 1997 until he retired in October 2005, Mr. Keller served as Senior Vice President, Sales and Marketing at Martek Biosciences Corporation, a company that develops and sells microalgae products, and he served from October 2005 until its acquisition by Royal DSM N.V. in February 2011, as a member of its board of directors. He served as Vice President of Sales for Merck & Co. Inc., a pharmaceutical company, from 1986 to 1993.

James V. Manning has been a member of WebMD’s Board of Directors since September 2005. From September 2000 until completion of the Merger in October 2009, Mr. Manning was a member of HLTH’s Board of Directors. Prior to that, he was a member of a predecessor company’s board of directors for more than five years.

William J. Marino has been a member of WebMD’s Board of Directors since April 2014. Mr. Marino served as Chairman, President and Chief Executive Officer of Horizon Blue Cross Blue Shield of New Jersey (BCBSNJ), the state’s largest health insurer, until he retired in 2011. During that time, he also served as Co-Chairman of America’s Health Insurance Plans (AHIP), Chairman of the National Institute for Health Care Management (NIHCM) and on the Board of Directors of the Blue Cross Blue Shield Association (BCBSA). Before joining Horizon BCBSNJ, Mr. Marino was Vice President of Regional Group Operations for New York and Connecticut for the Prudential, capping a 23-year career with them. Mr. Marino is also a member of the Board of Directors of two other publicly-traded corporations: Sealed Air Corporation (for which he has been a Board member since 2002 and has served as the non-executive Chairman of the Board since May 2014) and Sun Bancorp, Inc. (for which he has been a Board member since 2010). He has also served as the Chairman and Co-Chairman of the Board of Directors of the New Jersey Performing Arts Center (NJPAC) and is currently the Chairman of the Board of Theater Square Development Corporation, LLC, NJPAC’s real estate development subsidiary. He is also a member of: the Board of the New Jersey Symphony Orchestra; the Campaign Committee of Saint Vincent Academy; and the Board of Trustees of Delbarton School in Morristown.

Joseph E. Smith became a member of WebMD’s Board of Directors in October 2009, upon completion of the Merger. Mr. Smith was a member of HLTH’s Board of Directors from September 2000 until the Merger. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, the last of which was Corporate Executive Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith was a member of the Board of Directors of Par Pharmaceutical Companies, Inc., a manufacturer and distributor of generic and branded pharmaceuticals, for more than five years prior to its acquisition by affiliates of TPG in September 2012. Mr. Smith is a member of the Board of Directors of NovaMedica, a privately held pharmaceutical company.

Stanley S. Trotman, Jr. has been a member of WebMD’s Board of Directors since September 2005. Mr. Trotman retired in 2001 from UBS Financial Services, Inc. after it acquired, in 2000, PaineWebber Incorporated, an investment banking firm where he had been a Managing Director with the Health Care Group since 1995. He serves as a member of the board of directors of American Shared Hospital Services, a public company that provides radio surgery services to medical centers for use in brain surgery.

Kristiina Vuori, M.D., Ph.D. has been a member of WebMD’s Board of Directors since July 2014. Dr. Vuori has been President of Sanford Burnham Prebys Medical Discovery Institute since 2010, responsible for the Institute’s academic, scientific and general operations. The Institute is a non-profit research organization dedicated to discovering the fundamental molecular causes of disease and devising the innovative therapies of tomorrow, with major research programs in cancer, neurodegeneration, diabetes, and infectious, inflammatory, and childhood diseases. Dr. Vuori also served as the Institute’s Interim CEO from 2013 to 2014. Dr. Vuori holds the Pauline and Stanley Foster Presidential Chair at the Institute and serves as Professor at the Institute’s National Cancer Institute (NCI)-designated Cancer Center, an interdisciplinary basic and translational research effort mobilizing over 400 scientists. From 2005 until 2013, Dr. Vuori also led the Cancer Center. Dr. Vuori earned her M.D. and Ph.D. degrees at University of Oulu, Finland. After completing her internship and residency, she received postdoctoral training at Sanford-Burnham from 1992 to 1995 and was appointed to the faculty in 1996. Dr. Vuori has received numerous research grants and awards from NIH, NCI, Department of Defense (DoD), Stand Up To Cancer Dream Team, and the California Cancer Research Programs. She was elected to the National Academy of Inventors (NAI) in 2014. She also serves in a wide variety of advisory capacities to NCI and other cancer organizations, including advisory roles for the NCI’s Developmental Therapeutics Program, Center for Strategic Scientific Initiatives, and the National Cancer Advisory Board. Additionally, Dr. Vuori serves or has served on the Boards of Directors for the American Association for Cancer Research (AACR), the California Institute for Regenerative Medicine (CIRM), and the California Breast Cancer Research Council. She has also served on numerous editorial boards for scientific journals and institutional scientific advisory boards.

Douglas W. Wamsley served as Executive Vice President, General Counsel and Secretary of WebMD from July 2005 until May 2012, when he began to serve as Executive Vice President, Co-General Counsel and Secretary. From September 2001 until July 2005, Mr. Wamsley served as Senior Vice President — Legal of HLTH, focusing on its WebMD segment.

Martin J. Wygod has, since May 2005, served as Chairman of the Board of WebMD. From March 2001 until the Merger in October 2009, Mr. Wygod served as HLTH’s Chairman of the Board and served as a member of its Board of Directors from September 2000 until the Merger. Mr. Wygod also served as HLTH’s Acting Chief Executive Officer from February 2008 until the Merger and as its Chief Executive Officer from September 2000 until May 2003. He is also engaged in the business of racing and breeding thoroughbred horses.

Steven L. Zatz, M.D. has been WebMD’s Chief Executive Officer since September 16, 2016 and a member of its Board of Directors since November 2, 2016. Dr. Zatz has been a member of the senior leadership of WebMD and its predecessor companies for 17 years. Prior to his appointment as Chief Executive Officer, Dr. Zatz was President since August 2013, overseeing WebMD’s consumer and professional websites and services. Prior to that, Dr. Zatz had served as Executive Vice President, Professional Services of WebMD from July 2005 to August 2013, providing leadership for WebMD’s professional websites and services including its flagship site for healthcare professionals, Medscape.com. From October 2000 to July 2005, Dr. Zatz had similar responsibilities at HLTH, where he focused on the physician portals. Dr. Zatz was Senior Vice President, Medical Director of CareInsite, Inc. from June 1999 until its acquisition by HLTH in September 2000. Prior to joining CareInsite, Dr. Zatz was a Senior Vice President of RR Donnelly Financial in charge of its healthcare business from October 1998 to May 1999. From August 1995 to May 1998, Dr. Zatz was President of Physicians’ Online, an online portal for physicians.

WEBMD HEALTH CORP.

November 16, 2016

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Hand, Express Mail, Courier, or Other Expedited Service: American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Facsimile Transmission (for eligible institutions only): American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: 718-234-5001 To confirm: 1-877-248-6417	By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attention: Reorganization Department P.O. Box 2042 New York, NY 10272-2042

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: 1-888-750-5834

Banks and Brokers call collect: 212-750-5833